August 1, 2005

Mr. James J. Cramer

c/o TheStreet.com, Inc.

14 Wall Street

15th Floor

New York, NY 10005

Re:	Retention Agreement, dated as of January 24, 2005 (the “Retention Agreement”), between you and TheStreet.com, Inc., (the “Company”).

Dear Jim:

Reference is made to the Retention Agreement. In order to avoid conflicts with that certain employment agreement, dated August 1, 2005, between you and the Company (the “New Employment Agreement”), the parties hereto wish to make certain changes to the terms of the Retention Agreement. Except where indicated, capitalized terms used and not defined herein have the same meanings ascribed to them in the Retention Agreement.

In consideration of the foregoing and of the mutual agreements of the parties herein contained, the parties hereby agree that this letter, when executed by the parties, shall amend and modify the Retention Agreement as follows:

1.

Notwithstanding anything contained in the Retention Agreement, after the occurrence of a Change of Control, you shall not be eligible to receive the Termination Payments set forth in Section II of the Retention Agreement. In the event the Company seeks to terminate employment without “Cause” or you seek to terminate your employment for “Good Reason” (as such terms are defined in the New Employment Agreement), the provisions contained in Section 4(b) of the New Employment Agreement shall govern.

2.	Except as expressly modified, amended or supplemented by this letter agreement, all other terms and provisions of the Retention Agreement shall remain and continue unmodified in full force and effect.

If the foregoing accurately reflects your understanding, kindly sign this letter in the space provided below.

Best regards,

THESTREET.COM, INC.

By:	/s/ Thomas J. Clarke, Jr.
Thomas J. Clarke, Jr.
Chief Executive Officer

AGREED & ACCEPTED:

/s/ James J. Cramer

James J. Cramer